THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES, AND THEY ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2002

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JUNE 16, 2000)

                                  $100,000,000

                             ENTERGY ARKANSAS, INC.

           FIRST MORTGAGE BONDS,        % SERIES DUE NOVEMBER 1, 2032
                             ---------------------

We are offering $100 million of our First Mortgage Bonds,      % Series due
November 1, 2032. We will pay interest on the bonds on February 1, May 1, August 1 and November 1 of each year. The first interest payment on the bonds will be made on February 1, 2003. We may redeem the bonds prior to maturity, in whole or in part, at any time under the limited circumstances described in this prospectus supplement or at any time on or after November 1, 2007, in each case, at a redemption price equal to the principal amount being redeemed plus any accrued and unpaid interest. The bonds will be issued in denominations of $25 and integral multiples of $25.

We intend to apply to have the bonds listed on the New York Stock Exchange, and we expect trading in the bonds on the New York Stock Exchange to begin within 30 days after the issue date.

As described in the accompanying prospectus, the bonds are a series of first mortgage bonds issued under our mortgage and deed of trust, which has the benefit of a first mortgage lien on substantially all of our property. Payment of the principal of and interest on the bonds when due will be insured by a financial guaranty insurance policy to be issued by Ambac Assurance Corporation simultaneously with the delivery of the bonds.

                                  [AMBAC LOO]
                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

     INVESTING IN THE BONDS INVOLVES RISKS. SEE "RISK FACTOR" ON PAGE S-3.
                             ---------------------

                                                                                      PROCEEDS TO
                                                                                        ENTERGY
                                                                   UNDERWRITING        ARKANSAS
                                                                   DISCOUNTS AND        (BEFORE
                                              PRICE TO PUBLIC       COMMISSIONS        EXPENSES)
                                              ---------------      -------------      -----------
Per bond....................................               %                  %                  %
Total.......................................   $                    $                 $

The price to public will also include any interest that has accrued on the bonds since their issue date if delivered after that date.
                             ---------------------

The underwriters expect to deliver the bonds to purchasers through The
Depository Trust Company on or about November   , 2002.
                             ---------------------

                          JOINT BOOK-RUNNING MANAGERS

MORGAN STANLEY                                              SALOMON SMITH BARNEY
                             ---------------------

ABN AMRO INCORPORATED
                                   BANC ONE CAPITAL MARKETS, INC.
                                                            STEPHENS INC.

November   , 2002




     You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. We are not making an offer of the bonds in any state where the offer is not permitted.
                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................   S-2
Forward Looking Information.................................   S-3
Risk Factor.................................................   S-3
Recent Developments.........................................   S-3
Selected Financial Information..............................   S-5
Use of Proceeds.............................................   S-6
Description of the Bonds....................................   S-6
The Insurance Policy and the Insurer........................   S-8
Ratings.....................................................  S-10
Underwriters................................................  S-11
Experts and Legality........................................  S-12
Appendix A -- Specimen Insurance Policy.....................   A-1

                                   PROSPECTUS

About This Prospectus.......................................    2
Entergy Arkansas, Inc. .....................................    2
Ratios of Earnings to Fixed Charges.........................    2
Where You Can Find More Information.........................    3
Use of Proceeds.............................................    4
Description of the First Mortgage Bonds.....................    4
Description of Debt Securities..............................    9
Book-Entry Only Securities..................................   15
Experts and Legality........................................   17
Plan of Distribution........................................   17

                               ------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows us to "incorporate by reference" the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2001, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, our Current Reports on Form 8-K dated March 25, 2002 and March 26, 2002, and any future filings that we make with the SEC under the Securities Exchange Act of 1934 if the filings are made prior to the time that all of the bonds are sold in this offering. You can also find more information about us from the sources described under "Where You Can Find More Information" in the accompanying prospectus.

                                       S-2




                          FORWARD LOOKING INFORMATION

     The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Investors are cautioned that forward-looking statements contained in this prospectus supplement and the documents incorporated by reference herein with respect to our revenues, earnings, performance, strategies, prospects and other aspects of our business may involve risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties relating to: the effects of weather, the performance of our generating units and transmission system, the possession of nuclear materials, fuel and purchased power prices and availability, the effects of regulatory decisions and changes in law, litigation, capital spending requirements and the availability of capital, the onset of competition, the ability to recover net regulatory assets and other potential stranded costs, the effects of the California electricity market on the utility industry nationally, advances in technology, changes in accounting standards, corporate restructuring and changes in our capital structure, the success of new business ventures, changes in the markets for electricity and other energy-related commodities, including the use of financial and derivative instruments and the volatility of changes in market prices, changes in number of participants and the risk profile of such participants in the energy marketing and trading business, changes in interest rates and in financial and foreign currency markets generally, the economic climate and growth in our service territory, changes in our corporate strategies, and other factors.

                                  RISK FACTOR

OWNERSHIP OF A NUCLEAR GENERATING FACILITY CREATES BUSINESS, FINANCIAL AND WASTE DISPOSAL RISKS

     We own Units 1 and 2 of the Arkansas Nuclear One Steam Electric Generation Station, a nuclear powered generating station with a total net generating capacity of approximately 1800 MW. As a result, we are subject to the risks arising from owning and operating a nuclear generating facility. These include the risks arising from the use, storage, handling and disposal of high-level and low-level radioactive materials, limitations on the amounts and types of insurance commercially available in respect of losses that might arise in connection with nuclear operations, and uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives (our operating license for Unit 1 expires in 2034, and our operating license for Unit 2 expires in 2018).

     In addition, concerns are being expressed in public forums about the safety of nuclear generation units and nuclear fuel. These concerns have led to various proposals to federal authorities for legislative and regulatory changes that could lead to the shut down of nuclear units, denial of life extension applications, unavailability of sites for spent nuclear fuel disposal, or other adverse effects on owning and operating nuclear generation facilities. If any of the proposals relating to legislative and regulatory changes become effective, it could have a material adverse effect on our results of operations or financial condition.

                              RECENT DEVELOPMENTS

PRELIMINARY THIRD QUARTER 2002 OPERATING RESULTS

     We anticipate that our net income for the third quarter of 2002 will be approximately 9% lower than our net income for the third quarter of 2001. Our third quarter net income in 2001 included a $37.4 million increase because of a one-time reduction of $61.5 million in our purchased power expenses in 2001. This reduction resulted from a refund that we obtained from our wholesale nuclear power affiliate, System Energy Resources, Inc., pursuant to an order of the Federal Energy Regulatory Commission that became final in July 2001. If the increase of $37.4 million were not reflected in our net income for 2001, we anticipate that our net income for the third quarter of 2002 would have increased over our net income for the third quarter of 2001. That projected increase in net income would have resulted primarily from a decrease in other operation and maintenance expenses and other regulatory charges and an increase in unbilled revenue, partially offset by decreased sales for resale.
                                       S-3




ARKANSAS NUCLEAR ONE

     During a planned refueling outage that began October 4, 2002, visual inspection of the reactor vessel head at Arkansas Nuclear One Unit 1 revealed one nozzle leak. Further ultrasonic testing showed the presence of additional minor indications that could potentially develop into leaks at seven other nozzles. We will make a total of eight repairs during this outage, extending the outage from the original schedule of 30 days to approximately 40 days. We have notified the Nuclear Regulatory Commission of the inspection findings and reported to the NRC our intended plan to use certain industry-standard procedures for these repairs. The NRC has agreed with our plans. We currently expect to incur approximately $8 million to $10 million of costs for the repairs and are analyzing the methods available to us for recovery of these costs. The extended outage will also result in our need to acquire replacement power, which we will obtain either from other Entergy System operating companies or, if less expensive, from the wholesale energy market. We will include these purchased power costs as part of the next update of our Energy Cost Recovery Rider, which is updated annually on April 1 to reflect actual and projected costs.

     In addition, Entergy Corporation's board of directors has previously authorized Entergy Operations, Inc. to replace the steam generators and reactor vessel head at Arkansas Nuclear One Unit 1. The replacement steam generators and reactor vessel head are under construction. Our current plans provide for replacement to occur during a scheduled refueling outage in the fall of 2005. We plan to file in January 2003 a request for a declaratory order by the Arkansas Public Service Commission that the investment made in connection with the replacement of the steam generators and reactor vessel head, estimated to cost $235 million, is in the public interest (similar to the order we received in 1998 prior to the replacement of the steam generators for Arkansas Nuclear One Unit 2 in 2000). Receipt of an order relating to the replacements at Arkansas Nuclear One Unit 1 would support the inclusion of these costs in a future general rate case; however, we cannot predict the outcome of either a request for a declaratory order or a general rate proceeding.

                                       S-4




                         SELECTED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

     You should read our selected financial information set forth below in conjunction with the financial statements and other financial information contained in the documents incorporated by reference.

                                                     FOR THE TWELVE MONTHS ENDED
                             ----------------------------------------------------------------------------
                                                                    DECEMBER 31,
                              JUNE 30,     --------------------------------------------------------------
                                2002          2001         2000         1999         1998         1997
                             -----------   ----------   ----------   ----------   ----------   ----------
                             (UNAUDITED)
Income Statement Data:
  Operating Revenues.......  $1,675,618    $1,776,776   $1,762,635   $1,541,894   $1,608,698   $1,715,714
  Operating Income.........     329,050       379,690      310,020      195,401      254,815      266,875
  Interest Expense (net)...     104,715       105,561       91,812       88,564       92,480      101,904
  Net Income...............     144,254       178,185      137,047       69,313      110,951      127,977
  Ratio of Earnings to
     Fixed Charges(1)......        2.86          3.29         3.01         2.08         2.63         2.54

                                                               AS OF JUNE 30, 2002
                                                              ---------------------
                                                                AMOUNT      PERCENT
                                                              -----------   -------
                                                              (UNAUDITED)
Balance Sheet Data:
  First Mortgage Bonds(2)...................................  $  845,000      31.2%
  Other Long-Term Debt......................................     433,359      16.0
  Company-obligated Mandatorily Redeemable Preferred
     Securities of Subsidiary Trust Holding Solely Junior
     Subordinated Deferrable Debentures.....................      60,000       2.2
  Shareholders' Equity:
     Preferred Stock (without sinking fund).................     116,350       4.3
     Common Stock and Paid-in Capital.......................     591,597      21.9
     Retained Earnings......................................     660,284      24.4
                                                              ----------     -----
     Total Shareholders' Equity.............................   1,368,231      50.6
                                                              ----------     -----
          Total Capitalization..............................  $2,706,590     100.0%
                                                              ==========     =====

---------------

(1) As defined in Regulation S-K of the SEC, "Earnings" represent the aggregate of (a) income before the cumulative effect of a change in accounting, (b) taxes based on income, (c) investment tax credit adjustments -- net and (d) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

(2) Includes currently maturing first mortgage bonds of $100 million.

                                       S-5




                                USE OF PROCEEDS

     We anticipate our net proceeds from the sale of the bonds will be
approximately $     million after deducting underwriting discounts and
commissions and estimated offering expenses, including the initial insurance premium. We will use the net proceeds we receive from the issuance and sale of the bonds, together with other available corporate funds, to repay at maturity $100 million principal amount of First Mortgage Bonds, 7.72% Series due March 1, 2003. Pending the application of the net proceeds to meet this maturity, we will invest the net proceeds in short term, highly liquid, high-rated money market instruments.

                            DESCRIPTION OF THE BONDS

INTEREST, MATURITY AND PAYMENT

     We are offering $100 million of First Mortgage Bonds,      % Series due
November 1, 2032. The bonds will be issued in denominations of $25 and integral multiples of $25. We will pay interest on the bonds on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2003. As long as the bonds are registered in the name of DTC or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the Business Day immediately preceding such interest payment date. Interest starts to accrue from the date that the bonds are issued. The bonds will be issued on the basis of net property additions. As of June 30, 2002, approximately $357 million of first mortgage bonds could have been issued on the basis of net property additions. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the bonds at a rate of 6% per annum to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.

     Interest on the bonds will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a Business Day, the payment due on that interest payment date or the maturity date will be made on the next Business Day, and without any interest or other payment in respect of such delay. As long as the bonds are registered in the name of DTC or its nominee, we will pay principal and interest due on the bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the bonds as described in the accompanying prospectus under the heading "Book-Entry Only Securities." "Business Day" means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the corporate trustee is closed for business.

REDEMPTION OF BONDS

  Optional Redemption

     We may redeem the bonds, in whole or in part, at our option, at any time before the maturity of the bonds on not less than 30 days' nor more than 60 days' notice,

        (1) by the application of proceeds of insurance or cash deposited with the corporate trustee pursuant to the provisions of our mortgage relating to eminent domain, sales to governmental entities or designees thereof or sales pursuant to the exercise by a governmental body or agency of its right to order our divestiture of property subject to our mortgage, at a redemption price equal to the principal amount of the bonds being redeemed, or

        (2) on or after November 1, 2007, at a redemption price equal to the principal amount of the bonds being redeemed,

plus, in each case, accrued and unpaid interest thereon to the redemption date.

     If, at the time that notice of redemption is given, the redemption monies are not held by the corporate trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.
                                       S-6




     We may apply cash we deposit under any provision of our mortgage, with certain exceptions, to the redemption or purchase, including the purchase from us, of first mortgage bonds of any series, including the bonds offered by this prospectus supplement.

  Mandatory Redemption

     In the event that

          (1) (a) we reorganize or otherwise transfer a substantial portion of our assets,

             (b) the reorganization or transfer results in us no longer being a regulated distribution company,

             (c) the bonds and our obligations under the mortgage are not assumed by, and do not become the direct and primary obligations of, a regulated company engaged in the distribution of electricity, and

             (d) Ambac Assurance Corporation has not consented to such reorganization or transfer, or

          (2) so long as the bonds are outstanding and Ambac Assurance is not in default under the financial guaranty insurance policy relating to the bonds, the corporate trustee receives notification from Ambac Assurance that an event of default arising from nonpayment of the annual insurance premium under the insurance agreement between us and Ambac Assurance under which Ambac Assurance will issue the policy has occurred and is continuing, and Ambac Assurance has not waived the event of default or we have not otherwise cured the event of default so as to result in a rescission and annulment of its consequences, we shall redeem the bonds prior to maturity, but in no event earlier than November 1, 2007, in whole, upon not less than 30 days' nor more than 60 days' notice, at a redemption price equal to the principal amount of the bonds plus accrued and unpaid interest thereon to the redemption date. If such reorganization or transfer occurs on or prior to September 2, 2007, we will redeem the bonds on November 1, 2007; otherwise, we will redeem the bonds within sixty days of such reorganization or transfer or such notification of an event of default under the financial guaranty insurance policy, but in no event earlier than November 1, 2007.

     Our covenants in the insurance agreement include our obligation to pay insurance premiums and our agreement not to enter into corporate transactions generally of the type that would require a mandatory redemption of the bonds as described above.

TRADING CHARACTERISTICS

     The bonds are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the bonds except as included in the trading price thereof. Any portion of the trading price of a bond that is attributable to accrued but unpaid interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the bonds.

DIVIDEND COVENANT

     We will covenant that, so long as any bonds remain outstanding, we will not pay any cash dividends on common stock or repurchase common stock after October 31, 2002 if, after giving effect to such dividends or purchases, the aggregate amount of such dividends or purchases after October 31, 2002 (other than dividends we have declared on or before October 31, 2002) exceeds credits to retained earnings after October 31, 2002 plus $350 million plus such additional amounts as the SEC shall approve under the Public Utility Holding Company Act of 1935.

SINKING OR IMPROVEMENT FUND

     The bonds are not subject to redemption under any sinking or improvement fund.

                                       S-7




MAINTENANCE AND REPLACEMENT FUND

     The bonds will not be entitled to the benefits of a maintenance and replacement fund. However, so long as certain series of first mortgage bonds created prior to March 1, 1996 are outstanding, we will be required to comply with the maintenance and replacement fund requirements described under the heading "Description of the First Mortgage Bonds -- Maintenance and Replacement Fund" in the accompanying prospectus.

SPECIAL INSURANCE PROVISIONS

     Subject to the provisions of our mortgage, so long as Ambac Assurance is not in default under the policy, Ambac Assurance shall be entitled to control and direct the enforcement of all rights and remedies with respect to the bonds upon the occurrence and continuation of a default (as defined in our mortgage). No amendment, supplement or change to, or other modification of, our mortgage requiring the consent of holders of the bonds may be made without the prior written consent of Ambac Assurance. See "The Insurance Policy and the Insurer" in this prospectus supplement.

CORPORATE TRUSTEE

     Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) is the corporate trustee under our mortgage.

ADDITIONAL INFORMATION

     For additional information about the bonds, see "Description of the First Mortgage Bonds" in the accompanying prospectus, including:

     (1) additional information about the terms of the bonds, including security,

     (2) general information about our mortgage and the trustees,

     (3) a description of certain restrictions contained in our mortgage,

     (4) a description of events of default under our mortgage, and

     (5) a description of reservations of rights to amend certain provisions of our mortgage without your consent.

                      THE INSURANCE POLICY AND THE INSURER

THE INSURANCE POLICY

     We will enter into an insurance agreement with Ambac Assurance under which Ambac Assurance will issue a financial guaranty insurance policy relating to the bonds. A form of this policy is attached to this prospectus supplement as Appendix A. The following summary of the terms of the insurance policy does not purport to be complete and is qualified in its entirety by reference to the insurance policy.

     Ambac Assurance has made a commitment to issue the insurance policy effective as of the date of issuance of the bonds. Under the terms of the insurance policy, Ambac Assurance will pay to The Bank of New York, in New York, New York, or any successor, as insurance trustee, that portion of the principal of and interest on the bonds that becomes "due for payment" but has not been paid by reason of "nonpayment" (as such terms are defined in the insurance policy) by us. Ambac Assurance will make such payments to the insurance trustee on the later of the date on which such principal and/or interest becomes due for payment or within one Business Day following the date on which Ambac Assurance receives notice of nonpayment from the corporate trustee for the bonds. The insurance policy will extend for the term of the bonds and, once issued, cannot be canceled by us or Ambac Assurance.

     The insurance policy will insure payment only on the stated maturity date, in the case of principal, and on interest payment dates, in the case of interest. If the bonds become subject to mandatory redemption and insufficient funds are available for redemption of all outstanding bonds, Ambac Assurance will remain obligated to pay principal of and interest on outstanding bonds on the originally scheduled interest and

                                       S-8




principal payment dates. In the event of any acceleration of the principal of the bonds, the insured payments will be made at the times and in the amounts as would have been made had there not been an acceleration.

     If the corporate trustee for the bonds receives notice that any payment of principal of or interest on a bond that has become due for payment and that is made to a holder by or on our behalf has been deemed a preferential transfer and recovered from its holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, that holder will be entitled to payment from Ambac Assurance to the extent of such recovery if sufficient funds are not otherwise available.

     The insurance policy does NOT insure any risk other than nonpayment, as defined in the insurance policy. Specifically, the insurance policy does NOT cover:

     - payment on acceleration of the bonds, as a result of a call for redemption or as a result of any other advancement of maturity,

     - payment of any redemption, prepayment or acceleration premium, and

     - nonpayment of principal or interest caused by the insolvency or negligence of the corporate trustee for the bonds or any paying agent.

     If it becomes necessary to call upon the insurance policy, payment of principal requires surrender of the related bonds to the insurance trustee together with an appropriate instrument of assignment so as to permit ownership of such bonds to be registered in the name of Ambac Assurance to the extent of the payment under the insurance policy. Payment of interest pursuant to the insurance policy requires proof of holder entitlement to interest payments and an appropriate assignment of the holder's right to payment to Ambac Assurance.

     Upon payment of the insurance benefits in respect of any bonds, Ambac Assurance will become the owner of the related rights to payment of principal and/or interest on such bonds and will be fully subrogated to the surrendering holder's rights to payment.

AMBAC ASSURANCE

     The following information has been supplied by Ambac Assurance for inclusion in this prospectus supplement. No representation is made by us, the corporate trustee, the underwriters or any of our or their affiliates as to the accuracy or completeness of the information.

     Ambac Assurance is a Wisconsin-domiciled stock insurance corporation regulated by the Office of the Commissioner of Insurance of the State of Wisconsin and licensed to do business in all 50 states, the District of Columbia, the Commonwealth of Puerto Rico and the Territory of Guam. Ambac Assurance primarily insures newly-issued municipal and structured finance obligations. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc. (formerly AMBAC Inc.), a 100% publicly held company. Moody's Investors Service, Inc., Standard & Poor's Ratings Services, a Division of The McGraw-Hill Companies, Inc., and Fitch Ratings have each assigned a triple-A financial strength rating to Ambac Assurance.

     The consolidated financial statements of Ambac Assurance and subsidiaries as of December 31, 2001 and December 31, 2000, and for each of the years in the three-year period ended December 31, 2001, prepared in accordance with accounting principles generally accepted in the United States of America, included in the Annual Report on Form 10-K of Ambac Financial Group, Inc. (which was filed with the SEC on March 26, 2002, File Number 1-10777), the unaudited consolidated interim financial statements of Ambac Assurance and its subsidiaries as of March 31, 2002 and for the periods ended March 31, 2002 and March 31, 2001 included in the Quarterly Report on Form 10-Q of Ambac Financial Group, Inc. (filed with the SEC on May 13, 2002); as of June 30, 2002 and for the periods ended June 30, 2002 and June 30, 2001 included in the Quarterly Report on Form 10-Q of Ambac Financial Group, Inc. (filed with the SEC on August 14, 2002); and Current Reports on Form 8-K of Ambac Financial Group, Inc. filed with the SEC on January 25, 2002, April 18, 2002, July 19, 2002, August 14, 2002 and October 17, 2002, as such current reports related to Ambac Assurance, are hereby incorporated by reference into this prospectus supplement and are deemed to be a part of this prospectus supplement. Any statement contained in a document incorporated in this prospectus
                                       S-9




supplement by reference will be modified or superseded for the purposes of this prospectus supplement to the extent that the statement is modified or superseded by this prospectus supplement or by any other document incorporated by reference into this prospectus supplement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

     All information related to Ambac Assurance and its subsidiaries, including the financial statements of Ambac Assurance and its subsidiaries, that is contained in documents filed by Ambac Financial Group, Inc. with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this prospectus supplement and prior to the termination of the offering of the bonds will be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the respective dates of filing such documents.

     The following table sets forth the capitalization of Ambac Assurance and subsidiaries as of December 31, 2000, December 31, 2001 and September 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                              CAPITALIZATION TABLE
                             (DOLLARS IN MILLIONS)

                                                         DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                             2000           2001           2002
                                                         ------------   ------------   -------------
                                                                                        (UNAUDITED)
Unearned premiums......................................     $1,556         $1,790         $1,936
Other liabilities......................................        581            973          1,702
                                                            ------         ------         ------
          Total liabilities............................      2,137          2,763          3,638
                                                            ------         ------         ------
Stockholder's equity:
  Common stock.........................................         82             82             82
  Additional paid-in capital...........................        760            928            922
  Accumulated other comprehensive income...............         82             81            273
  Retained earnings....................................      2,002          2,386          2,708
                                                            ------         ------         ------
Total stockholder's equity.............................      2,926          3,477          3,985
                                                            ------         ------         ------
Total liabilities and stockholder's equity.............     $5,063         $6,240         $7,623
                                                            ------         ------         ------

     For additional financial information concerning Ambac Assurance, see the audited financial statements of Ambac Assurance incorporated by reference in this prospectus supplement. Copies of the financial statements of Ambac Assurance incorporated by reference and copies of Ambac Assurance's annual statement for the year ended December 31, 2001 prepared in accordance with statutory accounting standards are available, without charge, from Ambac Assurance. The address of Ambac Assurance's administrative offices and its telephone number are One State Street Plaza, 19th Floor, New York, New York 10004 and (212) 668-0340.

     Ambac Assurance makes no representation regarding the bonds or the advisability of investing in the bonds and makes no representation regarding, nor has it participated in the preparation of, this prospectus supplement other than the information supplied by Ambac Assurance and presented under this heading "The Insurance Policy and the Insurer" in this prospectus supplement and in its financial statements incorporated in this prospectus supplement by reference.

                                    RATINGS

     It is anticipated that S&P and Moody's will assign the bonds triple-A ratings conditioned upon the issuance and delivery by Ambac Assurance of the insurance policy at the time of delivery of the bonds, insuring the timely payment of the principal of and interest on the bonds. Such ratings reflect only the views of such rating agencies, and an explanation of the significance of such ratings may be obtained only from such

                                       S-10




rating agencies at the following addresses: Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007; and Standard & Poor's, 25 Broadway, New York, New York 10004. There is no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by said rating agencies if, in their judgment, circumstances warrant. Neither we nor any underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the bonds. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the bonds.

     At present, each of such rating agencies maintains four categories of investment grade ratings. They are Standard & Poor's -- AAA, AA, A and BBB and for Moody's -- Aaa, Aa, A and Baa. S&P defines "AAA" as the highest rating assigned to a debt obligation. Moody's defines "Aaa" as representing the best quality debt obligation carrying the smallest degree of investment risk.

                                  UNDERWRITERS

     Under the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amount of the bonds set forth opposite its name below:

                            NAME                               PRINCIPAL AMOUNT
                            ----                               ----------------
Morgan Stanley & Co. Incorporated...........................     $
Salomon Smith Barney Inc....................................
ABN AMRO Incorporated.......................................
Banc One Capital Markets, Inc...............................
Stephens Inc................................................

                                                                 ------------
          Total.............................................     $100,000,000
                                                                 ============

     Under the terms and conditions of the underwriting agreement, the underwriters have committed, subject to the terms and conditions set forth therein, to take and pay for all of the bonds if any are taken, provided, that under certain circumstances involving a default of an underwriter, less than all of the bonds may be purchased.

     The underwriters have advised us that they propose to offer all or part of the bonds directly to purchasers at the price to public set forth on the cover page of this prospectus supplement and to certain securities dealers at such
price less a concession not in excess of $     per bond. The underwriters may
allow, and such dealers may reallow to certain brokers and dealers, a concession
not in excess of $     per bond. After the bonds are released for sale to the
public, the price to public and other selling terms may from time to time be varied.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. Prior to the offering, there has been no public market for the bonds. We intend to apply to have the bonds listed on the New York Stock Exchange, and we expect trading in the bonds on the New York Stock Exchange to begin within 30 days after the original issue date. In order to meet the requirements for listing the bonds, the underwriters will undertake to sell the bonds to a minimum of 400 beneficial holders.

     The bonds are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the bonds. The underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

                                       S-11




     In order to facilitate the offering of the bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the bonds for their own accounts. In addition, to cover overallotments or to stabilize the price of the bonds, the underwriters may bid for, and purchase, the bonds in the open market. Finally, the underwriters may reclaim selling concessions allowed to a dealer for distributing the bonds in the offering, if they repurchase previously distributed bonds in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     We estimate that we will incur offering expenses of approximately $ million, which includes the initial insurance premium for the insurance policy.

     Certain underwriters or their affiliates may engage, or have engaged, in various general financing and banking transactions from time to time with us or our affiliates. Affiliates of certain of the underwriters are lenders under certain credit facilities for Entergy Corporation and its subsidiaries.

                              EXPERTS AND LEGALITY

     The financial statements and the related financial statement schedule incorporated in this prospectus supplement and the accompanying prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

     The consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 are incorporated by reference in this prospectus supplement and the registration statement in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus supplement upon the authority of that firm as experts in accounting and auditing.

     The legality of the bonds will be passed upon for us by Friday, Eldredge & Clark, LLP, Little Rock, Arkansas, and Thelen Reid & Priest LLP, New York, New York, and for the underwriters by Pillsbury Winthrop LLP, New York, New York. All legal matters pertaining to our organization, titles to property, franchises and the lien of our mortgage and all matters pertaining to Arkansas, Missouri, Tennessee and Wyoming law will be passed upon only by Friday, Eldredge & Clark, LLP.

                                       S-12




PROSPECTUS

                                  $300,000,000

                              FIRST MORTGAGE BONDS

                                DEBT SECURITIES

                             ENTERGY ARKANSAS, INC.
                            425 WEST CAPITAL AVENUE
                          LITTLE ROCK, ARKANSAS 72201
                                 (501) 377-4000

ENTERGY ARKANSAS --

- May periodically offer its First Mortgage Bonds and/or its Debt Securities in one or more series; and

- Will determine the price and other terms of each series of securities when sold, including whether any series will be subject to redemption prior to maturity.

THE FIRST MORTGAGE BONDS --

- Will be secured by a mortgage that constitutes a first mortgage lien on substantially all of our property.

THE DEBT SECURITIES --

- Will be unsecured and will rank equally with all of our other unsecured and unsubordinated debt; and

- Will be effectively subordinated to all of our secured debt, including our First Mortgage Bonds.

SECURITYHOLDERS --

- Will receive interest payments in the amounts and on the dates specified in an accompanying prospectus supplement.

This prospectus may be used to offer and sell series of securities only if accompanied by the prospectus supplement for that series. Entergy Arkansas will provide the specific terms of these securities, including their offering prices, interest rates and maturities, in supplements to this prospectus. The supplements may also add, update or change information in this prospectus. You should read this prospectus and any supplements carefully before you invest.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 June 16, 2000




                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides a general description of the securities being offered. Each time we sell a series of securities we will provide a prospectus supplement containing specific information about the terms of that series of securities and the related offering. It is important for you to consider the information contained in this prospectus and the related prospectus supplement together with additional information described under the heading "Where You Can Find More Information" in making your investment decision.

                             ENTERGY ARKANSAS, INC.

     Entergy Arkansas, Inc. is an electric public utility company providing service to customers in the State of Arkansas since 1926. We also provide retail electric service to a small number of customers in Missouri and Tennessee.

     We are owned by Entergy Corporation, which is a registered public utility holding company registered under the Public Utility Holding Company Act of 1935. The other major public utilities owned by Entergy Corporation are Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc. and Entergy New Orleans, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is the Grand Gulf Electric Generating Station.

     Capacity and energy from Grand Gulf is allocated among Entergy Arkansas, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc. and Entergy New Orleans, Inc. under a unit power sales agreement. Our allocated share of Grand Gulf's capacity and energy, together with related costs is 36%. Payments we make under the unit power sales agreement are generally recovered through rates set by the Arkansas Public Service Commission, the Missouri Public Services Commission and the Tennessee Public Service Commission which regulate our electric service, rates and charges.

     Together with Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc., we own all of the capital stock of System Fuels, Inc. System Fuels, Inc. is a special purpose company which implements and maintains certain programs for the purchase, delivery and storage of fuel supplies for Entergy Corporation's utility subsidiaries.

     The information above is only a summary and is not complete. You should read the incorporated documents listed under the caption "Where You Can Find More Information" for more specific information concerning our business and affairs, including significant contingencies, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings, including the status of industry restructuring in our service areas.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     We have calculated the ratio of earnings to fixed charges pursuant to Item 503 of SEC Regulation S-K as follows:

   12
 MONTHS
  ENDED
MARCH 31,   YEARS ENDED DECEMBER 31,
---------   -------------------------
  2000      1999   1998   1997   1996
---------   ----   ----   ----   ----
  2.48      2.08   2.63   2.54   2.93

     "Earnings," as defined by Regulation S-K, represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustments-net and (4) fixed charges.

     "Fixed Charges" include interest (whether expensed or capitalized), related amortization and estimated interest applicable to rentals charged to operating expenses.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC's home page located at (http://www.sec.gov) or you may read and copy any document at the SEC Public Reference Rooms located at:

     450 Fifth Street, N.W.
     Room 1024
     Washington, D.C. 20549-1004

     CitiCorp Center
     500 W. Madison Street
     Suite 1400
     Chicago, Illinois 60661

     7 World Trade Center
     13th Floor
     New York, New York 10048.

Call the SEC at 1-800-732-0330 for more information about the public reference rooms and how to request documents.

     The SEC allows us to "incorporate by reference" the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the securities described in this prospectus:

          1. Annual Report on Form 10-K for the year ended December 31, 1999;
     and

          2. Form 10-Q for the quarter ended March 31, 2000.

     You may access a copy of any or all of these filings, free of charge, at our web site (http://www.entergy.com) or by writing or telephoning us at the following address:

     Mr. Christopher T. Screen
     Assistant Secretary
     Entergy Arkansas, Inc.
     P. O. Box 61000
     New Orleans, Louisiana 70161
     (504) 576-4212

You may also direct your requests via e-mail to cscreen@entergy.com.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not, and any underwriters, dealers or agents have not, authorized anyone else to provide you with different information about us or the securities. We are not, and any underwriters, dealers or agents are not, making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any other date than the date on the front of those documents or that the documents incorporated by reference in this prospectus are accurate as of any date other than the date those documents were filed with the SEC.

                                USE OF PROCEEDS

     The net proceeds from the offering of the securities will be used either
(a) to acquire or redeem one or more series of our outstanding securities on their stated due dates or in some cases prior to their stated due dates or (b) for other general corporate purposes. The specific securities, if any, to be acquired or redeemed with the proceeds of a particular series of securities will be set forth in the prospectus supplement relating to that series.

                    DESCRIPTION OF THE FIRST MORTGAGE BONDS

GENERAL

     We will issue the First Mortgage Bonds offered by this prospectus from time to time in one or more series under one or more separate supplemental indentures to the Mortgage and Deed of Trust dated as of October 1, 1944, with Bankers Trust Company, successor Corporate Trustee, as Corporate Trustee, Stanley Burg, successor Trustee and, as to property in Missouri, BNY Trust Company of Missouri, successor Trustee, and together referred to in this prospectus as Trustees. This Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus as the "Mortgage." All First Mortgage Bonds issued or to be issued under the Mortgage, including the First Mortgage Bonds offered by this prospectus, are referred to herein as "First Mortgage Bonds."

     The statements in this prospectus and any accompanying prospectus supplement concerning the First Mortgage Bonds and the Mortgage are not comprehensive and are subject to the detailed provisions of the Mortgage. The Mortgage and a form of supplemental indenture are filed as exhibits to the registration statement. You should read these documents for provisions that may be important to you. The Mortgage has been qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act for provisions that apply to the First Mortgage Bonds. Wherever particular provisions or defined terms in the Mortgage are referred to under the "Description of the First Mortgage Bonds" those provisions or defined terms are incorporated by reference in the prospectus.

TERMS OF SPECIFIC SERIES OF THE FIRST MORTGAGE BONDS

     A prospectus supplement relating to each series of First Mortgage Bonds offered by this prospectus will include a description of the specific terms relating to the offering of that series. These terms will include any of the following terms that apply to that series:

          (1) the designation, or name, of the series of First Mortgage Bonds;

          (2) the aggregate principal amount of the series;

          (3) the offering price of the series;

          (4) the date on which the series will mature;

          (5) the rate or method for determining the rate at which the series will bear interest;

          (6) the date from which interest on the series accrues;

          (7) the dates on which interest on the series will be payable;

          (8) the prices and other terms and conditions, if any, upon which we may redeem the series prior to maturity;

          (9) the applicability of the dividend covenant described below to the series;

          (10) the terms of any insurance policy, if any, that will be provided for the payment of principal of and/or interest on the series; and

          (11) any other terms or provisions relating to that series that are not inconsistent with the Mortgage.

     As of March 31, 2000, we had $815 million of First Mortgage Bonds outstanding.

MAINTENANCE AND REPLACEMENT FUND

     In addition to actual expenditures for maintenance and repairs, as long as any series of First Mortgage Bonds are outstanding created prior to March 1, 1996, the Mortgage requires us to expend or deposit each year an amount equal to $5,800,000 plus 2% of net additions to the mortgaged electric, gas, steam and/or hot water utility property made after September 30, 1959 and prior to the beginning of that year. These funds are for replacements and improvements on electric, gas, steam and/or hot water utility property and certain automotive equipment subject to the lien of the Mortgage. We can meet this requirement by:

          (1) depositing cash;

          (2) certifying gross property additions; or

          (3) certifying net cash expenditures for certain automotive equipment.

We may withdraw the cash against gross property additions or by waiving our right to issue First Mortgage Bonds on the basis of retired bond credits.

SINKING OR IMPROVEMENT FUND

     The Mortgage also provides that each series of First Mortgage Bonds may be subject to annual sinking or improvement fund payments. This amount is stated as 1% per year of the greatest amount for each of these series outstanding prior to the beginning of the year, less certain retired First Mortgage Bonds. Any series of First Mortgage Bonds that we issue under this prospectus will not be entitled to these sinking or improvement fund requirements.

REDEMPTION AND RETIREMENT

  General

     The prospectus supplement for a particular series of First Mortgage Bonds offered by this prospectus will contain the prices and other terms and conditions, if any, for redemption of that series prior to maturity.

  Special Retirement Provisions

     If, during any 12-month period, we dispose of mortgaged property by order of or to any governmental authority, resulting in the receipt of $10,000,000 or more as proceeds, we, subject to certain conditions, must apply such proceeds, less certain deductions, to the retirement of outstanding First Mortgage Bonds. If this occurs, we may redeem the outstanding First Mortgage Bonds of any series that are redeemable before maturity by the application of cash deposited for this purpose at the redemption prices applicable to those First Mortgage Bonds. If any series of First Mortgage Bonds offered by this prospectus will be redeemable for this purpose, the special redemption prices applicable to that series will be set forth in the prospectus supplement related to that series.

     We have reserved the right to amend the Mortgage without any consent or other action of the holders of any series of First Mortgage Bonds created after February 29, 1996, to provide that the specific retirement provisions can be modified by a majority of the holders of First Mortgage Bonds or if all the holders of First Mortgage Bonds are not affected by the change, then by a majority of each series affected.

SECURITY

     The First Mortgage Bonds offered by this prospectus, together with all other First Mortgage Bonds outstanding now or in the future under the Mortgage, will be secured by the Mortgage. In the opinion of our counsel, the Mortgage constitutes a first mortgage lien on substantially all of our property subject to:

          (1) leases of minor portions of our property to others for uses which, in the opinion of our counsel, do not interfere with our business;

          (2) leases of certain of our property that we do not use in our business; and

          (3) excepted encumbrances.

     The Mortgage does not create a lien on the following "excepted property":

          (1) cash and securities;

          (2) certain equipment, materials and supplies;

          (3) automobiles and other vehicles and aircraft, timber, minerals, mineral rights and royalties;

          (4) receivables, contracts, leases and operating agreements and;

          (5) certain unimproved lands sold or to be sold.

     The Mortgage contains provisions that impose a lien of the Mortgage on property that we acquired after the date of the Mortgage, other than the excepted property, subject to pre-existing liens. However, if we consolidate or merge with, or sell substantially all of our assets to, another corporation, the lien created by the Mortgage will generally not cover the property of the successor company, other than the property it acquires from us and improvements, replacements and additions to that property.

     The Mortgage also provides that the Trustees have a lien on the mortgaged property to ensure the payment of their reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. This lien takes priority over the lien securing the First Mortgage Bonds.

     The Mortgage also contains restrictions on the acquisition of property subject to liens and on the issuance of bonds under divisional or prior lien mortgages.

ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS

     The maximum principal amount of First Mortgage Bonds that may be issued under the Mortgage is unlimited. First Mortgage Bonds of any series may be issued from time to time on the following bases:

          (1) 60% of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements;

          (2) retirements of First Mortgage Bonds or qualified lien bonds; or

          (3) deposit of cash with the Trustees.

Property additions generally include, among other things, electric, gas, steam or hot water property acquired after June 30, 1944. Securities, automobiles or other vehicles or aircraft, or property used principally for the production or gathering of natural gas may not be included as property additions.

     As of March 31, 2000, we could have issued approximately $335 million of additional First Mortgage Bonds on the basis of property additions and $495 million on the basis of retired First Mortgage Bonds. We expect to issue the First Mortgage Bonds offered by this prospectus on the basis of property additions or on the basis of retired First Mortgage Bonds.

     When First Mortgage Bonds are issued on the basis of property additions as described in clause (1) above, cash as described in clause (3) above or, with certain exceptions, retired First Mortgage

Bonds as described in clause (2) above, the issuance must meet an "earnings" test. The adjusted net earnings, before interest and income taxes, for 12 consecutive months of the preceding 15 months must be at least twice the annual interest requirements on all First Mortgage Bonds outstanding at the time, plus the First Mortgage Bonds to be issued, plus all indebtedness, if any, of prior rank. The adjusted net earnings are calculated after provisions are made for retirement and depreciation of property at least equal to the maintenance and replacement fund requirements for that period.

     We have reserved the right to amend the Mortgage without the consent or other action of any holders created after February 29, 1996, and the provisions discussed in the foregoing paragraphs describing the issuance of First Mortgage Bonds on the basis of property additions as follows:

          (1) to permit the issuance of First Mortgage Bonds on the basis of 80% of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements; and

          (2) to modify the net earnings test

             (a) to provide that the period over which we will calculate net earnings will be 12 consecutive months of the preceding 18 months;

             (b) to specifically permit the inclusion in net earnings of revenues collected subject to possible refund and allowances for funds used during construction; and

             (c) to provide for no deduction for non-recurring charges.

     We have also reserved the right to amend the Mortgage without any consent or other action of the holders of any First Mortgage Bonds created after June 30, 1978 to make any form of space satellites including solar power satellites, space stations and other analogous facilities available as property additions.

     In the event that we are involved in a highly leveraged transaction, the Mortgage contains no provisions that give protection to bondholders. However, such a transaction would required the approval of the various regulatory authorities and we doubt that such approvals would be given in a highly leveraged situation.

RELEASE AND SUBSTITUTION OF PROPERTY

     We may release property from the lien of the Mortgage, without applying an earnings test, on the following bases:

          (1) the deposit of cash or, to a limited extent, purchase money mortgages;

          (2) property additions, after adjustments in certain cases to offset retirements and after making adjustments for qualified lien bonds, if any, outstanding against property additions; and

          (3) a waiver of the right to issue First Mortgage Bonds on the basis of retired bond credits.

We can withdraw cash upon the bases stated in clause (2) and (3) above without applying any earnings test.

     The Mortgage also contains special provisions with respect to qualified lien bonds pledged and the disposition of moneys received on pledged prior lien bonds.

     We have reserved the right to amend the Mortgage without the consent or other action of the holders of any of the First Mortgage Bonds created after February 29, 1996 to permit release or substitution of property from the lien of the Mortgage on the following basis:

          (1) mortgaged property may be released in an amount equal to the principal amount of all the retired First Mortgage Bonds we elected to use for the release times the bonding ratio in effect at the time the First Mortgage Bonds were issued;

          (2) unfunded property may be released so long as we have at least $1 in unfunded property additions;

          (3) existing limitations on the amount of obligations secured by purchase money mortgages upon property released will be eliminated such that the property can be released;

          (4) transfer of all or substantially all of the property subject to the Mortgage by us is permitted provided the successor corporation assumes all our obligations under the mortgage and we are released from the Mortgage; and

          (5) "Funded Property" shall mean property specified by us with a fair value determined by an independent expert of not less than 10/8 of the sum of the amount of the outstanding First Mortgage Bonds and retired bond credits.

DIVIDEND COVENANT

     We may covenant that, so long as a particular series of First Mortgage Bonds remains outstanding, we will not pay any cash dividends on common stock after a selected date close to the date of the original issuance of that series of First Mortgage Bonds, other than certain dividends that we may declare prior to this date, except out of credits to earned surplus after this selected date plus an amount not to exceed $350 million and plus any additional amounts that the SEC may approve. The prospectus supplement relating to a particular series of First Mortgage Bonds will state if this covenant will apply to that series.

MODIFICATION

     Your rights as a bondholder may be modified with the consent of the holders of 66 2/3% of the outstanding First Mortgage Bonds, and, if less than all series of First Mortgage Bonds are affected, the consent also of holders of 66 2/3% of the outstanding First Mortgage Bonds of each series affected. In general, no modification of the terms

          (1) of payment of principal or interest;

          (2) obligations for special retirement due to the order of a governmental authority;

          (3) affecting the lien of the Mortgage; or

          (4) reducing the percentage required for modification,

is effective against any bondholder without that bondholder's consent.

     We have reserved the right to amend the Mortgage without the consent or action of any of the holders of First Mortgage Bonds created after February 29, 1996.

          (1) to reduce the percentage vote required to modify certain rights of the holders of the First Mortgage Bonds to a majority of the holders of all outstanding First Mortgage Bonds;

          (2) to provide that if a proposed change affects less than all series of outstanding First Mortgage Bonds then only the consent of a majority of the First Mortgage Bonds of each series affected is required to make this change; and

          (3) to permit us to amend the Mortgage without the consent of the holders of First Mortgage Bonds to make changes which do not adversely affect the interests of the holders in any material respect.

DEFAULTS

     Defaults under the Mortgage include:

          (1) default in the payment of principal;

          (2) default for 60 days in the payment of interest or installments of funds for the retirement of First Mortgage Bonds;

          (3) certain events of bankruptcy, insolvency or reorganization;

          (4) defaults with respect to qualified lien bonds; and

          (5) default in other covenants for 90 days after notice.

     The Trustees may withhold notice of default, except in payment of principal, interest or funds for retirement of First Mortgage Bonds, if they determine it is in your best interests.

     The Corporate Trustee or the holders of 25% of the First Mortgage Bonds may declare the principal and interest due and payable on default. However, a majority of the holders may annul such declaration if the default has been cured. No holder of First Mortgage Bonds may enforce the lien of the Mortgage without giving the Trustees written notice of a default and unless

          (1) the holders of 25% of the First Mortgage Bonds have requested the Trustees in writing to act and offered them reasonable opportunity to act and indemnity satisfactory to them against the costs, expenses and liabilities to be incurred thereby; and

          (2) the Trustees shall have failed to act.

The holders of a majority of the First Mortgage Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Trustees or exercising any trust or power conferred upon the Trustees.

     We are required to file an annual certificate with the Trustees as to compliance with the provisions of the Mortgage and as to the absence of a default with respect to any of the covenants in the Mortgage.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities will be our direct unsecured general obligations. We will issue the debt securities offered by this prospectus from time to time in one or more series under one or more separate indentures between us and the financial institution(s) that we will name in the prospectus supplement, as Trustee. This indenture or indentures are collectively referred to in this prospectus as the "Indenture."

     The following description summarizes certain general terms and provisions of the debt securities offered by this prospectus. This summary is not complete and should be read together with the prospectus supplement describing the specific terms of the debt securities. The form of the indenture is filed as an exhibit to the registration statement. You should read the indenture for provisions that may be important to you. The indenture will be qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act for provisions that apply to the debt securities. Whenever particular provisions or defined terms in the indenture are referred to under this "Description of Debt Securities," those provisions or defined terms are incorporated by reference in this prospectus.

     The debt securities will rank equally with all of our other unsecured and unsubordinated debt. As of March 31, 2000, we had $181.8 million of unsecured and unsubordinated debt that would have ranked equally with the debt securities.

     The debt securities will be effectively subordinated to all of our secured debt, including our First Mortgage Bonds. As of March 31, 2000, we had $1,055.7 million of secured debt outstanding.

TERMS OF SPECIFIC SERIES OF THE DEBT SECURITIES

     A prospectus supplement relating to each series of debt securities offered by this prospectus will include a description of the specific terms relating to the offering of that series. These terms will include any of the following terms that apply to that series:

          (1) the title of the debt securities;

          (2) the total principal amount of the debt securities;

          (3) the date or dates on which the principal of the debt securities will be payable or how the date or dates will be determined;

          (4) the rate or rates at which the debt securities will bear interest, or how the rate or rates will be determined, the date or dates from which any such interest will accrue, the interest payment dates for the debt securities and the regular record dates for interest payments;

          (5) the percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

          (6) any period or periods within which, or any date or dates on which, and the price or prices at which and the terms and conditions upon which, we may redeem the debt securities at our option and any restrictions on those redemptions;

          (7) any sinking fund or other provisions or options held by holders of debt securities that would obligate us to repurchase or otherwise redeem the debt securities;

          (8) any changes or additions to the events of default under the indenture or changes or additions to our covenants under the indenture;

          (9) the denominations of the debt securities if issued in denominations other than $1,000;

          (10) a currency or currencies other than United States dollars that payments in debt securities can be made;

          (11) any collateral, security, assurance or guarantee for the debt securities; and

          (12) any other terms of the debt securities not inconsistent with the terms of the indenture.

     The indenture does not limit the principal amount of debt securities that we may issue under the indenture. Our amended and restated articles of incorporation generally limit the amount of unsecured debt that we may issue to the equivalent of 20% of the total of all our secured debt and total equity. As of March 31, 2000, approximately $207.6 million of additional unsecured debt with a maturity of less than ten years or $207.6 million of additional unsecured debt with a maturity ten years or greater could have been issued under this provision.

     We may sell debt securities at a discount below their principal amount. We may describe in the prospectus supplement United States federal income tax considerations applicable to debt securities sold at an original issue discount. In addition, we may describe in the prospectus supplement important United States federal income tax or other tax considerations applicable to any debt securities denominated or payable in a currency or currency unit other than United States dollars.

     Except as we may otherwise describe in the prospectus supplement, the covenants contained in the indenture will not afford holders of debt securities protection in the event of a highly-leveraged or similar transaction involving us or in the event of a change of control.

PAYMENT AND PAYING AGENTS

     Except as we may otherwise provide in the prospectus supplement, we will pay interest, if any, on each debt security payable on each interest payment date to the person in whose name that debt security is registered as of the close of business on the regular record date for that interest payment date. However,
                                        10




interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a date to be fixed by the Trustee between 10 and 15 days prior to the date proposed by us for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the Trustee finds it practicable.

     Unless we otherwise specify in the prospectus supplement, principal of, and premium, if any, and interest on the debt securities at maturity will be payable upon presentation of the debt securities at the corporate trust office of the Trustee in The City of New York, as our paying agent. We may change the place of payment on the debt securities, may appoint one or more additional paying agents, including us, and may remove any paying agent, all at our discretion.

     As long as the debt securities are registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under the caption "Book-Entry Only Securities," payments of principal, premium, if any, and interest will be made to DTC for subsequent disbursement to beneficial owners of the debt securities.

REGISTRATION AND TRANSFER

     Unless we otherwise specify in the prospectus supplement, and subject to restrictions related to the issuance of debt securities through DTC's book-entry system, the transfer of debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the corporate trust office of the Trustee in The City of New York. We may change the place for registration of transfer and exchange of the debt securities and may designate additional places for registration and exchange. Unless we otherwise provide in the prospectus supplement, no service charge will be made for any registration of transfer or exchange of the debt securities. However, we may require payment to cover any tax or other governmental charge that may be imposed. We will not be required to execute or to provide for the registration of transfer of, or the exchange of, (1) any debt security during the 15 days prior to giving any notice of redemption or (2) any debt security selected for redemption, except the unredeemed portion of any debt security being redeemed in part.

SATISFACTION AND DISCHARGE

     We will be discharged from our obligations on the debt securities of a particular series if we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of debt securities.

     The indenture will be deemed satisfied and discharged when no debt securities remain outstanding and when we have paid all other sums payable by us under the indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under the terms of the indenture, we may not consolidate with or merge into any other entity or convey, or transfer or lease our properties and assets substantially as an entirety to any entity, unless:

          (1) the surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes our payment obligations on all outstanding debt securities and our obligations under the indenture;

          (2) immediately after giving effect to the transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

          (3) we shall have delivered to the Trustee an officer's certificate and an opinion of counsel as provided in the indenture.

     The terms of the indenture do not restrict us in a merger in which we are the surviving entity.

                                        11




EVENTS OF DEFAULT

     "Event of default," when used in the indenture with respect to any series of debt securities, means any of the following:

          (1) failure to pay interest on any debt security of that series for 60 days after it is due;

          (2) failure to pay the principal of or any premium on any debt security of that series when due;

          (3) failure to perform any other covenant in the indenture, other than a covenant that does not relate to that series of debt securities, that continues for 60 days after we receive written notice from the Trustee, or after we and the Trustee receive a written notice from the holders of at least 33% in principal amount of the outstanding debt securities of that series; however, the Trustee or the Trustee and the holders of that principal amount of debt securities of that series can agree to an extension of the 60 day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

          (4) events in bankruptcy, insolvency or our reorganization specified in the indenture; or

          (5) any other event of default specified for that series of debt securities.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The Trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal, premium or interest, if it considers the withholding of notice to be in the interests of holders.

REMEDIES

  Acceleration of Maturity

     If an event of default for any series of debt securities occurs and continues, then either the Trustee or the holders of at least 33% in principal amount of that series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to more than one series of debt securities under the indenture, only the Trustee or holders of at least 33% in aggregate principal amount of the outstanding debt securities of all affected series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

     At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to that declaration of acceleration will be considered waived, and that declaration and its consequences will be considered rescinded and annulled, if:

          (1) we have paid or deposited with the Trustee a sum sufficient to pay:

             (a) all overdue interest on all debt securities of that series;

             (b) the principal of and premium, if any, on any debt securities of that series which have otherwise become due and interest that is currently due;

             (c) interest on overdue interest; and

             (d) all amounts due to the Trustee under the indenture; and

          (2) any other event of default with respect to the debt securities of that series has been cured or waived as provided in the indenture.

     There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

                                        12




  Right to Direct Proceedings

     Other than its duties in case of an event of default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee reasonable security or indemnity. If they provide this reasonable security or indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. However, if the event of default relates to more than one series of debt securities, only the holders of a majority in aggregate principal amount of all affected series, voting as one class, will have the right to give this direction and not the holders of any one series. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture.

  Limitation on Right to Institute Proceedings

     No holder of debt securities of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

          (1) the holder has previously given to the Trustee written notice of a continuing event of default;

          (2) the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default shall have occurred and be continuing have made a written request to the Trustee, and have offered reasonable indemnity to the Trustee to institute proceedings; and

          (3) the Trustee has failed to institute any proceeding for 60 days after that notice, request and offer of indemnity.

     However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal, premium, if any, or interest on that debt security on or after the applicable due date.

  Annual Notice to Trustee

     We will provide to the Trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the indenture.

MODIFICATION AND WAIVER

     Without the consent of any holder of debt securities, we may enter into one or more supplemental indentures for any of the following purposes:

          (1) to evidence the assumption by any permitted successor of our covenants in the indenture and in the debt securities;

          (2) to add additional covenants or to surrender any of our rights or powers under the indenture;

          (3) to add additional events of default;

          (4) to change or eliminate any provision of the indenture or to add any new provision to the indenture; provided, however, if the change, elimination or addition will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

             (a) when the consent of the holders of debt securities of that series has been obtained in accordance with the indenture; or

             (b) when no debt securities of the affected series remain outstanding under the indenture;

          (5) to provide collateral security for all but not part of the debt securities;

          (6) to establish the form or terms of debt securities of any series as permitted by the indenture;

          (7) to provide for the authentication and delivery of bearer securities and coupons attached thereto;
                                        13




          (8) to evidence and provide for the acceptance of appointment of a successor Trustee;

          (9) to provide for the procedures required for use of a non-certificated system of registration for the debt securities of all or any series;

          (10) to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to us may be served; or

          (11) to cure any ambiguity or inconsistency or to make any other change to the provisions or to add other provisions with respect to matters or questions arising under the indenture; provided that the action does not adversely affect the interests of the holders of debt securities of any series in any material respect.

     The holders of a majority in aggregate principal amount of the debt securities of all series then outstanding may waive our compliance with some restrictive provisions of the indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected.

     If the Trust Indenture Act of 1939 is amended after the date of the indenture in such a way as to require changes to the indenture, the indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act of 1939. We and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence that amendment.

     The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding, voting as one class, is required for all other modifications to the indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected, voting as one class, will be required. No supplemental indenture may:

          (1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or reduce the amount of principal that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder of that debt security;

          (2) reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

          (3) modify some of the provisions of the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected thereby.

     A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the indenture of the holders of the debt securities of any other series.

     The indenture provides that debt securities owned by us or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

     We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall
                                        14




have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of those debt securities. A transferee will be bound by acts of the Trustee or us in reliance thereon, whether or not notation of that action is made upon the debt security.

RESIGNATION OF TRUSTEE

     A Trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the Trustee and us. No resignation or removal of a Trustee and no appointment of a successor Trustee will be effective until the acceptance of appointment by a successor Trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a Trustee appointed by act of the holders, if we have delivered to the Trustee a resolution of our board of directors appointing a successor Trustee and such successor has accepted the appointment in accordance with the terms of the respective indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as Trustee in accordance with the indenture.

NOTICES

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register under the indenture.

TITLE

     We, the Trustee, and any of our agents or any agent of the Trustee, may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

GOVERNING LAW

     Each indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                           BOOK-ENTRY ONLY SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, DTC, will act as securities depository for the securities offered by this prospectus. The securities will be issued only as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for each series of securities, representing the aggregate principal amount of that series of securities, and will be deposited with DTC or its custodian.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited

                                        15




securities through electronic computerized records for Direct Participants' accounts. This eliminates the need for physical movement of securities certificates.

     Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and, together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

     Purchases of securities within the DTC system must be made by or through Direct Participants which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of a security (a "Beneficial Owner") will, in turn, be recorded on the Direct and Indirect Participant's respective records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing the securities, except in the event that the use of the book-entry system for the securities is discontinued.

     To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of actual beneficial ownership of the securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be applicable. Beneficial Owners of securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to the securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents. Beneficial Owners of securities may wish to ascertain that the nominee holding the securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners, or in the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

     Redemption notices, if any, will be sent to Cede & Co. If less than all of the securities of a particular series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

     Neither DTC nor Cede & Co., nor such other DTC nominee, will consent or vote with respect to the securities. Under its usual procedures, DTC mails an omnibus proxy (an "Omnibus Proxy") to the appropriate Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments of redemption proceeds, principal of, premium, if any, and interest on the securities will be made to DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and

                                        16




not of DTC, the underwriters, the appropriate Trustee or us, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of redemption proceeds, principal, premium, if any, and interest to DTC is our responsibility or that of the appropriate Trustee. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to us or the appropriate Trustee. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the securities are required to be printed and delivered. In addition, we may, at any time, discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, certificates for the securities will also be printed and delivered.

     We will not have any responsibility or obligation to Participants or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the securities, or with respect to payments to, or providing of notice to, the Direct Participants, the Indirect Participants or the Beneficial Owners.

     So long as Cede & Co. is the registered owner of any series of securities, as nominee of DTC, references herein to holders of such series of securities shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the securities.

                              EXPERTS AND LEGALITY

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The legality of the securities will be passed upon for us by Friday, Eldredge & Clark, Little Rock, Arkansas and Ann G. Roy, Esq., Assistant General Counsel -- Corporate and Securities of Entergy Services, Inc. and for any underwriters, dealers or agents by Winthrop, Stimson, Putnam & Roberts, New York, New York. All legal matters pertaining to our organization, titles to property, franchises and the lien of the Mortgage and all matters pertaining to Arkansas, Missouri and Tennessee law will be passed upon only by Friday, Eldredge & Clark.

     The statements in this prospectus as to matters of law and legal conclusions made under "Description of the First Mortgage Bonds -- Security," have been reviewed by Friday Eldredge & Clark, and are set forth herein in reliance upon the opinion of said counsel, and upon their authority as experts.

                              PLAN OF DISTRIBUTION

METHODS AND TERMS OF SALE

     We may use a variety of methods to sell the securities including:

          (1) through one or more underwriters or dealers;

          (2) directly to one or more purchasers;

          (3) through one or more agents; or

          (4) through a combination of any such methods of sale.

                                        17




     The prospectus supplement relating to a particular series of the securities will set forth the terms of the offering of the securities, including:

          (1) the name or names of any underwriters, dealers or agents and any syndicate of underwriters;

          (2) the initial public offering price;

          (3) any underwriting discounts and other items constituting underwriters' compensation;

          (4) the proceeds we receive from that sale; and

          (5) any discounts or concessions allowed or reallowed or paid by any underwriters to dealers.

UNDERWRITERS

     If we sell the securities through underwriters, they will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of securities will be named in the prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page. In connection with the sale of securities, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the securities of a particular series if any are purchased. However, the underwriters may purchase less than all of the securities of a particular series should certain circumstances involving a default of one or more underwriters occur.

     The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

STABILIZING TRANSACTIONS

     Underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the securities to be higher than it would otherwise be if such transactions had not occurred.

AGENTS

     If we sell the securities through agents, the prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities as well as any commissions we will pay to them. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

RELATED TRANSACTIONS

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

INDEMNIFICATION

     We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act of 1933.

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